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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                  UNDER THE: SECURITIES EXCHANGE ACT OF 1934


                    The Corporate Executive Board Company.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
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                         (Title of Class of Securities)

                                 21988 R 1 02
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  21988 R 1 02                                              Page 2 of 5
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      NAME OF REPORTING PERSON:  David G. Bradley
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)



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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States of America


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                          SOLE VOTING POWER
                     5    3,697,888
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    3,697,888
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    0

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    David G. Bradley beneficially owns 3,697,888 shares of Common Stock.

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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
10    Inapplicable
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT SHOWN IN ROW (9):
11    27.3%


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      TYPE OF REPORTING PERSON (See Instructions) IN
12


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CUSIP NO.  21988 R 1 02                                              Page 3 of 5
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ITEM 1.

     (a) Name of Issuer:

         The Corporate Executive Board Company

     (b) Address of Issuer's Principal Executive Offices

         2000 Pennsylvania Avenue, N.W.
         Washington, D.C. 20006


ITEM 2.

     (a) Name of Person Filing:

         The Reporting Person filing this statement is David G. Bradley.

     (b) Address of Principal Business Office or, if none, Residence:

         David G. Bradley
         The Watergate
         600 New Hampshire Avenue, N.W.
         Washington, D.C. 20037

     (c) Citizenship:

         United States of America


     (d) Title of Class of Securities:

         Common Stock

     (e) CUSIP Number

         21988 R 1 02


ITEM 3.  Inapplicable

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned

          David G. Bradley beneficially owns 3,697,888 shares of Common

          Stock as of December 31, 1999.
     (b)  Percent of Class:

          27.3%
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CUSIP NO.  21988 R 1 02                                              Page 4 of 5
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     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                See Cover Page Item 5.

          (ii)  Shared power to vote or to direct the vote

                See Cover Page Item 6.

          (iii) Sole power to dispose or to direct the disposition of

                See Cover Page Item 7.

          (iv)  Shared power to dispose or to direct the disposition of

                See Cover Page Item 8.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Inapplicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Inapplicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Inapplicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable.

ITEM 10. CERTIFICATION.

         Inapplicable.
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CUSIP NO.  21988 R 1 02                                              Page 5 of 5
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                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 11, 2000
                                            --------------------
                                            Date


                                            /s/ David G. Bradley
                                            --------------------
                                            Signature